EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

As independent registered public accountants, we hereby consent to the incorporation by reference in the Form S-8 Registration Statement pertaining to the Retainer Stock Plan for Employees, Directors and Consultants of Alternet Systems, Inc. of the following:

Our report dated March 17, 2006 to the Stockholders and Board of Directors on the financial statements of the Company as at December 31, 2005 and for the year then ended included in the Company’s filing on Form 10-KSB filed with the Securities and Exchange Commission on March 29, 2006.

	/S/	“Dale Matheson Carr-Hilton
LaBonte”
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Vancouver, Canada	Dale Matheson Carr-Hilton LaBonte
May 3, 2006	Chartered Accountants